Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ACA CAPITAL HOLDINGS, INC.

ACA Capital Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST:     That the Board of Directors of ACA Capital Holdings, Inc. (the “Corporation”) duly adopted resolutions setting forth proposed amendments of the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable, and submitting them to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended to increase the authorized number of shares of Series B Senior Covertible Preferred Stock by deleting Section 4.7 of the Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

A series of Preferred Stock is hereby distinctly designated as “Series B Senior Convertible Preferred Stock”, par value $.10 per share (hereinafter referred to as “Series B Senior Convertible Preferred Stock”), and the number of shares constituting such series shall be 3,250,000.

FURTHER RESOLVED, that the Certificate of Incorporation be amended to change the conversion price for the Series B Senior Convertible Prefered Stock be deleting Section 4.7.6(a)(i) of the Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

The initial Conversion Price shall be equal to the Purchase Price (as defined in the Stock Purchase Agreement dated as of July 22, 2004 between the Corporation and BSMB/ACA LLC, a Delaware limited liability company, as the same may be amended from time to time (the “Stock Purchase Agreement”)); provided that the initial Conversion Price shall be adjusted in accordance with Section 2.1(c) of the Stock Purchase Agreement.

SECOND:     That thereafter, the holders at least of a majority in voting power of the issued and outstanding shares of capital stock of the Corporation approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD:     That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCL.

IN WITNESS WHEREOF, ACA Capital Holdings, Inc. has caused this certificate to be signed by its authorized officer this 30th day of September, 2004.

ACA CAPITAL HOLDINGS, INC.

By:	/s/ Nora J. Dahlman
Name: Nora J. Dahlman
Title: General Counsel and Secretary